News Release

For Immediate Release:	For More Information,
April 27, 2016	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $6.8 million, or $0.33 per diluted common share, for the three months ended March 31, 2016. The net income and earnings per share for the first quarter of 2016 matched those that were reported in the first quarter of 2015.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2016 amounted to $30.2 million, a 1.7% increase from the $29.7 million recorded in the first quarter of 2015. The increase was due to growth in the Company’s loans outstanding and higher yields realized on investment securities.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the first quarter of 2016 was 4.07% compared to 4.19% for the first quarter of 2015. The lower margin was primarily due to lower loan yields, which have been impacted by the continued low interest rate environment. Additionally, the Company recorded a lower amount of discount accretion related to loans purchased in failed-bank acquisitions. As shown in the accompanying tables, loan discount accretion amounted to $1.1 million in the first quarter of 2016, compared to $1.6 million in the first quarter of 2015. The lower amount of accretion is due to the continued winding down of the unaccreted discount amount that resulted from failed-bank acquisitions in 2009 and 2011.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin was 3.93% for the first quarter of 2016 compared to 3.98% for the first quarter of 2015, with the decline being due to lower loan yields. See the Financial Summary for a table that presents the impact of loan discount accretion that affects net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

Provision for Loan Losses and Asset Quality

The Company recorded a total provision for loan losses of $0.3 million in the first quarter of 2016 compared to a negative total provision for loan losses (reduction of the allowance for loan losses) of $0.2 million in the first quarter of 2015. As discussed below, the Company records provisions for loan losses related to both non-covered and covered loan portfolios – see explanation of the terms “non-covered” and “covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $1.6 million in the first quarter of 2016 compared to $0.1 million in the first quarter of 2015. In 2015, a prolonged period of stable and improving loan quality trends resulted in a minimal amount of provision for loan losses that was needed to adjust the Company’s allowance for loan losses to the appropriate amount.

The Company recorded a negative provision for loan losses on covered loans (reduction of allowance for loan losses) of $1.4 million in the first quarter of 2016 compared to a $0.3 million negative provision for loan losses in the first quarter of 2015. The increase in the negative provision in 2016 resulted from lower levels of covered nonperforming loans, declining levels of total covered loans, and $1.0 million in net loan recoveries (recoveries, net of charge-offs) compared to net recoveries of $0.2 million that were realized in the first quarter of 2015.

Total non-covered nonperforming assets declined 20.8% over the past year, amounting to $71.6 million at March 31, 2016 (2.18% of total non-covered assets) compared to $90.4 million at March 31, 2015 (2.92% of total non-covered assets). The decline in non-covered nonperforming assets is primarily due to on-going resolution of nonperforming assets and improving credit quality.

Total covered nonperforming assets also declined over the past year, amounting to $10.7 million at March 31, 2016 compared to $14.5 million at March 31, 2015. Over the past twelve months, the Company has resolved a significant amount of covered loans and has experienced strong property sales along the North Carolina coast, which is where most of the Company’s covered assets are located.

Noninterest Income

Total noninterest income was $5.0 million and $4.5 million for the three months ended March 31, 2016 and March 31, 2015, respectively.

Core noninterest income for the first quarter of 2016 was $7.3 million, an increase of 2.2% from the $7.2 million reported for the first quarter of 2015. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. The largest increase in core noninterest income was from commissions from financial product sales, which includes property and casualty insurance commissions. Property and casualty insurance commissions increased due to the Company’s January 1, 2016 acquisition of Bankingport, Inc., an insurance agency located in Sanford, North Carolina. Fees from presold mortgages declined to $0.4 million for the first quarter of 2016 from $0.8 million in the first quarter of 2015 as a result of fewer mortgage loan originations.

Noncore components of noninterest income resulted in a net decrease to income of $2.3 million in the first quarter of 2016 compared to a net decrease to income of $2.6 million in the first quarter of 2015. The largest variance in noncore noninterest income related to gains (losses) on foreclosed properties.

Noninterest Expenses

Noninterest expenses amounted to $24.8 million in the first quarter of 2016 compared to $23.7 million recorded in the first quarter of 2015, an increase of 4.5%.

Reported salaries expense was unchanged at $11.5 million. A gross payroll increase of $0.7 million in 2016 associated with the Company’s growth initiatives was offset by lower incentive compensation expense and higher salary deferrals associated with new loan originations.

Employee benefits expense was $2.7 million in the first quarter of 2016 compared to $2.2 million in the first quarter of 2015. This increase was primarily the result of a $0.4 million increase in employee health insurance expense. The Company is self-insured for health care expense and experienced unfavorable claim levels in 2016.

Other operating expenses amounted to $7.6 million in the first quarter of 2016 compared to $7.0 million in the first quarter of 2015. The increase was primarily due to higher credit card and debit card fraud losses, as well as legal expenses associated with merger and acquisition activities.

Balance Sheet and Capital

Total assets at March 31, 2016 amounted to $3.4 billion, a 5.1% increase from a year earlier. Total loans at March 31, 2016 amounted to $2.5 billion, a 6.0% increase from a year earlier, and total deposits amounted to $2.8 billion at March 31, 2016, a 4.9% increase from a year earlier.

Non-covered loans amounted to $2.44 billion at March 31, 2016, an increase of $164.3 million, or 7.2% from March 31, 2015, as a result of ongoing internal initiatives to drive loan growth. Loans covered by FDIC loss share agreements declined 16.9% over the past year and are expected to continue to decline as those loans continue to pay down.

The increase in total deposits at March 31, 2016 compared to March 31, 2015 was primarily due to increases in checking, money market and savings accounts, which increased in total by $224.9 million, or 11.7%, over the past year. Those increases were partially offset by decreases in time deposits, which declined a total of $91.6 million, or 11.9%, over the past year. Time deposits are generally one of the Company’s most expensive funding sources, and thus the shift from this category benefitted the Company’s overall cost of funds.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at March 31, 2016 of 14.29% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 8.24% at March 31, 2016, an increase of 16 basis points from a year earlier.

Expiration of Loss-Share Agreement with the FDIC

The Company’s loss-sharing agreement with the FDIC related to non-single family loans and foreclosed properties that were assumed in the failed bank acquisition of Bank of Asheville in 2011 expired on April 1, 2016. The Company will bear all future losses on these assets, however, at present, management does not expect such losses will be materially in excess of related loan loss allowances. The following presents information related to these assets as of or for the quarter ended March 31, 2016, which continue to be included within the “covered” line items in the accompanying tables. In the future, these assets will be included in the “non-covered” categories.

As of March 31, 2016
Loans outstanding - gross:	$18.9 million
Remaining loan discount:	$1.2 million
Current carrying amount:	$17.7 million
Nonaccrual loans – carrying amount:	$2.8 million
Troubled debt restructurings - accruing:	None
Allowance for loan losses:	$0.3 million
Remaining indemnification asset:	None
Foreclosed properties:	$1.2 million

For the three months ended March 31, 2016
Loan discount accretion income recognized:	$0.4 million
Indemnification asset expense associated
with the loan discount accretion income recognized:	$0.2 million

The Company continues to have two loss-sharing agreements with the FDIC in place. The next agreement that expires does so on July 1, 2019.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “I am pleased to report another quarter of strong earnings for the Company. Asset quality continues to improve and we are focused on strategic initiatives that we expect will result in future increases in profitability and market share.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On March 4, 2016, the Company announced that it had reached an agreement with First Community Bank to exchange all seven First Bank branches in Virginia in return for six of First Community Bank’s branches located in North Carolina. Four of the six branches expected to be acquired are in Winston-Salem, with the other two branches being in the Charlotte-metro markets of Mooresville and Huntersville. This transaction is subject to regulatory approval and is expected to be completed in the third quarter of 2016.

•	On January 1, 2016, the Company completed the acquisition of Bankingport, Inc., an insurance agency based in Sanford, North Carolina. This acquisition provided the Company the opportunity to enhance its product offerings, as well as expand its insurance agency operations into Sanford, a significant banking market for the Company.

•	On March 15, 2016, the Company announced a quarterly cash dividend of $0.08 cents per share payable on April 25, 2016 to shareholders of record on March 31, 2016. This is the same dividend rate as the Company declared in the first quarter of 2015.

Note Regarding Components of Earnings

The Company’s results of operations are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that pay off, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 88 branches, with 75 branches operating in North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 7 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in the North Carolina cities of Charlotte, Greensboro, Greenville, and Raleigh. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended March 31,		Percent
($ in thousands except per share data – unaudited)	2016	2015	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$29,573	29,441
Interest on investment securities	2,268	1,822
Other interest income	222	195
Total interest income	32,063	31,458	1.9%
Interest expense
Interest on deposits	1,320	1,458
Interest on borrowings	548	297
Total interest expense	1,868	1,755	6.4%
Net interest income	30,195	29,703	1.7%
Provision for loan losses – non-covered loans	1,621	104
Provision (reversal) for loan losses – covered loans	(1,363)	(268)
Total provision (reversal) for loan losses	258	(164)	n/m
Net interest income after provision for loan losses	29,937	29,867	0.2%
Noninterest income
Service charges on deposit accounts	2,685	2,892
Other service charges, commissions, and fees	2,830	2,542
Fees from presold mortgages	371	808
Commissions from financial product sales	938	561
Bank-owned life insurance income	508	371
Foreclosed property gains (losses) – non-covered	(237)	(494)
Foreclosed property gains (losses) – covered	447	237
FDIC indemnification asset income (expense), net	(2,366)	(2,392)
Securities gains (losses)	3	—
Other gains (losses)	(177)	4
Total noninterest income	5,002	4,529	10.4%
Noninterest expenses
Salaries expense	11,475	11,497
Employee benefit expense	2,706	2,183
Occupancy and equipment expense	2,813	2,825
Intangibles amortization	186	180
Other operating expenses	7,593	7,029
Total noninterest expenses	24,773	23,714	4.5%
Income before income taxes	10,166	10,682	(4.8%	)
Income taxes	3,329	3,694	(9.9%	)
Net income	6,837	6,988	(2.2%	)

Preferred stock dividends	(58)	(217)

Net income available to common shareholders	$6,779	6,771	0.1%

Earnings per common share – basic	$0.34	0.34	0.0%
Earnings per common share – diluted	0.33	0.33	0.0%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$30,195	29,703
Tax-equivalent adjustment (1)	459	390
Net interest income, tax-equivalent	$30,654	30,093	1.9%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2016	2015
Return on average assets (1)	0.82%	0.86%
Return on average common equity (2)	7.97%	8.54%
Net interest margin – tax-equivalent (3)	4.07%	4.19%
Net charge-offs to average loans – non-covered	0.52%	0.84%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	$0.08
Stated book value – common	17.24	16.34
Tangible book value – common	13.75	12.90
Common shares outstanding at end of period	19,865,779	19,740,183
Weighted average shares outstanding – basic	19,783,747	19,721,992
Weighted average shares outstanding – diluted	20,553,858	20,454,614

CAPITAL RATIOS
Tangible equity to tangible assets	8.46%	10.33%
Tangible common equity to tangible assets	8.24%	8.08%
Tier I leverage ratio	10.40%	12.17%
Tier I risk-based capital ratio	13.26%	16.39%
Total risk-based capital ratio	14.29%	17.65%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,332,492	3,194,570
Loans	2,528,317	2,391,071
Earning assets	3,028,775	2,910,732
Deposits	2,775,391	2,688,973
Interest-bearing liabilities	2,303,445	2,210,302
Shareholders’ equity	349,484	392,173

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Net interest income – tax-equivalent (1)	$30,654	30,476	30,805	30,007	30,093
Taxable equivalent adjustment (1)	459	423	419	402	390
Net interest income	30,195	30,053	30,386	29,605	29,703
Provision for loan losses – non-covered	1,621	636	267	1,001	104
Provision (reversal) for loan losses – covered	(1,363)	(679)	(1,681)	(160)	(268)
Noninterest income	5,002	5,725	3,506	5,004	4,529
Noninterest expense	24,773	25,503	24,614	24,300	23,714
Income before income taxes	10,166	10,318	10,692	9,468	10,682
Income tax expense	3,329	3,521	3,687	3,224	3,694
Net income	6,837	6,797	7,005	6,244	6,988
Preferred stock dividends	(58)	(37)	(137)	(212)	(217)
Net income available to common shareholders	6,779	6,760	6,868	6,032	6,771

Earnings per common share – basic	0.34	0.34	0.35	0.30	0.34
Earnings per common share – diluted	0.33	0.33	0.34	0.30	0.33

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Mar. 31, 2016	At Dec. 31, 2015	At Mar. 31, 2015	One Year Change
Assets
Cash and due from banks	$52,393	53,285	84,208	(37.8%	)
Interest bearing deposits with banks	149,201	213,983	160,279	(6.9%	)
Total cash and cash equivalents	201,594	267,268	244,487	(17.5%	)

Investment securities	395,625	320,224	343,123	15.3%
Presold mortgages	3,102	4,323	8,273	(62.5%	)

Loans – non-covered	2,439,830	2,416,285	2,275,570	7.2%
Loans – covered by FDIC loss share agreements	99,523	102,641	119,829	(16.9%	)
Total loans	2,539,353	2,518,926	2,395,399	6.0%
Allowance for loan losses – non-covered	(25,249)	(26,784)	(33,770)	(25.2%	)
Allowance for loan losses – covered	(1,399)	(1,799)	(2,226)	(37.2%	)
Total allowance for loan losses	(26,648)	(28,583)	(35,996)	(26.0%	)
Net loans	2,512,705	2,490,343	2,359,403	6.5%

Premises and equipment	75,268	74,559	75,573	(0.4%	)
FDIC indemnification asset	6,704	8,439	18,452	(63.7%	)
Intangible assets	69,361	67,171	67,712	2.4%
Foreclosed real estate – non-covered	8,767	9,188	8,978	(2.4%	)
Foreclosed real estate – covered	1,569	806	2,055	(23.6%	)
Bank-owned life insurance	72,594	72,086	55,793	30.1%
Other assets	35,677	47,658	35,739	(0.2%	)
Total assets	$3,382,966	3,362,065	3,219,588	5.1%

Liabilities
Deposits:
Non-interest bearing checking accounts	$679,228	659,038	591,283	14.9%
Interest bearing checking accounts	607,617	626,878	578,784	5.0%
Money market accounts	665,291	636,692	568,752	17.0%
Savings accounts	194,573	186,616	183,036	6.3%
Brokered deposits	71,128	76,412	62,801	13.3%
Internet time deposits	—	—	249	(100.0%	)
Other time deposits > $100,000	322,607	329,819	373,599	(13.6%	)
Other time deposits	286,377	295,830	335,110	(14.5%	)
Total deposits	2,826,821	2,811,285	2,693,614	4.9%

Borrowings	186,394	186,394	116,394	60.1%
Other liabilities	19,919	22,196	16,336	21.9%
Total liabilities	3,033,134	3,019,875	2,826,344	7.3%

Shareholders’ equity
Preferred stock	7,287	7,287	70,787	(89.7%	)
Common stock	135,318	133,393	132,752	1.9%
Retained earnings	210,250	205,060	190,150	10.9%
Accumulated other comprehensive income (loss)	(3,023)	(3,550)	(445)	n/m
Total shareholders’ equity	349,832	342,190	393,244	(11.0%	)
Total liabilities and shareholders’ equity	$3,382,966	3,362,065	3,219,588	5.1%

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 4

	For the Three Months Ended
YIELD INFORMATION	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Yield on loans	4.70%	4.69%	4.83%	4.86%	4.99%
Yield on securities – tax-equivalent (1)	3.26%	2.99%	2.75%	2.80%	2.67%
Yield on other earning assets	0.54%	0.36%	0.43%	0.50%	0.43%
Yield on all interest earning assets	4.32%	4.29%	4.38%	4.38%	4.44%

Rate on interest bearing deposits	0.25%	0.24%	0.24%	0.26%	0.28%
Rate on other interest bearing liabilities	1.18%	1.05%	1.09%	1.04%	1.03%
Rate on all interest bearing liabilities	0.33%	0.31%	0.31%	0.30%	0.32%
Total cost of funds	0.25%	0.24%	0.24%	0.24%	0.26%

Net interest margin – tax-equivalent (2)	4.07%	4.05%	4.14%	4.15%	4.19%
Average prime rate	3.50%	3.29%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Interest income – increased by accretion of loan discount (1)	$1,055	854	1,205	1,135	1,557
Impact on net interest income	$1,055	854	1,205	1,135	1,557

(1)	Corresponding indemnification asset expense is recorded for approximately 80% of this amount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 5

ASSET QUALITY DATA ($ in thousands)	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015

Non-covered nonperforming assets
Nonaccrual loans	$35,741	39,994	42,347	44,123	47,416
Troubled debt restructurings - accruing	27,055	28,011	29,250	32,059	33,997
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	62,796	68,005	71,597	76,182	81,413
Foreclosed real estate	8,767	9,188	9,304	9,954	8,978
Total non-covered nonperforming assets	$71,563	77,193	80,901	86,136	90,391

Covered nonperforming assets (1)
Nonaccrual loans	$5,670	7,816	5,373	7,378	8,596
Troubled debt restructurings - accruing	3,459	3,478	3,825	3,910	3,874
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	9,129	11,294	9,198	11,288	12,470
Foreclosed real estate	1,569	806	1,569	1,945	2,055
Total covered nonperforming assets	$10,698	12,100	10,767	13,233	14,525

Total nonperforming assets	$82,261	89,293	91,668	99,369	104,916
Asset Quality Ratios – All Assets
Net quarterly charge-offs to average loans - annualized	0.35%	0.23%	0.10%	0.80%	0.76%
Nonperforming loans to total loans	2.83%	3.15%	3.26%	3.63%	3.92%
Nonperforming assets to total assets	2.43%	2.66%	2.80%	3.09%	3.26%
Allowance for loan losses to total loans	1.05%	1.13%	1.21%	1.33%	1.50%

Asset Quality Ratios – Based on Non-covered Assets only
Net quarterly charge-offs to average non-covered loans - annualized	0.52%	0.33%	0.38%	0.81%	0.84%
Non-covered nonperforming loans to non-covered loans	2.57%	2.81%	3.01%	3.31%	3.58%
Non-covered nonperforming assets to total non-covered assets	2.18%	2.37%	2.56%	2.78%	2.92%
Allowance for loan losses (non-covered) to non-covered loans	1.03%	1.11%	1.19%	1.31%	1.48%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 6

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015

Net interest income, as reported	$30,195	30,053	30,386	29,605	29,703
Tax-equivalent adjustment	459	423	419	402	390
Net interest income, tax-equivalent (A)	$30,654	30,476	30,805	30,007	30,093
Average earning assets (B)	$3,028,775	2,982,356	2,951,638	2,901,770	2,910,732
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.07%	4.05%	4.14%	4.15%	4.19%

Net interest income, tax-equivalent	$30,654	30,476	30,805	30,007	30,093
Loan discount accretion	1,055	854	1,205	1,135	1,557
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$29,599	29,622	29,600	28,872	28,536
Average earnings assets (B)	$3,028,775	2,982,356	2,951,638	2,901,770	2,910,732
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.93%	3.94%	3.98%	3.99%	3.98%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At March 31, 2016, the Company had a remaining loan discount balance of $14.0 million compared to $19.1 million at March 31, 2015. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.